Exhibit (s)

Calculation of Filing Fee Table

N-2

(Form Type)

Fidus Investment Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Being Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Equity	Common Stock, $0.001 par value(2)

	Equity	Preferred Stock(2)

	Other	Subscription Rights(2)

	Debt	Debt Securities(3)

	Other	Warrants(4)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)(1)			$546,911,258	0.00014760	$80,724.10

Fees Previously Paid								$—

Carry Forward Securities	Equity	Common Stock, $0.001 par value(2)

	Equity	Preferred Stock(2)

	Other	Subscription Rights(3)

	Debt	Debt Securities(3)

	Other	Warrants(4)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415(a)(6)			$53,088,742(5)			N-2	333-253525	February 25, 2021	$5,791.98

	Total Offering Amount					$600,000,000(6)		$88,560

	Total Fees Previously Paid							$—

	Total Fee Offsets							$5,791.98

	Net Fee Due							$80,724.10

(1)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price..

(2)	Subject to Note 6 below, there is being registered hereunder an indeterminate principal amount of common stock, preferred stock, or subscription rights, from time to time.
(3)

Subject to Note 6 below, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate price to investors not to exceed $600,000,000.

(4)

Subject to Note 6 below, there is being registered hereunder an indeterminate principal amount of warrants as may be sold, from time to time, representing rights to purchase common stock, preferred stock or debt securities.

(5)

Pursuant to Rule 415(a)(6) under the Securities Act, the Registrant is carrying forward to this Registration Statement $53,088,742 in aggregate offering price of unsold securities (the “Unsold Securities”) that were previously registered for sale under the Registrant’s Registration Statement on Form N-2 (File No. 333-253525), which was initially filed by the Registrant on February 25, 2021, amended on April 30, 2021, and declared effective on May 3, 2021 (the “Prior Registration Statement”). The Registrant previously paid at filing fees in the aggregate of $5,791.98 relating to the Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid with respect to the Unsold Securities will continue to be applied to such Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(6)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $600,000,000.